UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 1, 2007

YELLOWCAKE MINING INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-137539

(Commission File Number)

83-0463005

(IRS Employer Identification No.)

213 West Main Street, Suite F, Riverton, WY 82501

(Address of principal executive offices and Zip Code)

307-856-8080

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 1, 2007, we entered into an option and joint venture agreement with Strathmore Resources (US) Ltd. to explore, develop and mine the Jeep property located in Gas Hills, Freemont County, Wyoming. Under the agreement, we have sole and exclusive rights from Strathmore Resources to earn-in a 60% interest in the Jeep property in consideration of our incurring a total of $10,000,000 in expenditures on the Jeep property. The first expenditures in the amount of $250,000 must be met on or before September 29, 2007, with expenditures of $1,250,000 to be met on or before September 29, 2008,

$1,500,000 to be met on or before September 29, 2009, $2,000,000 to be met on or before September 29, 2010, $2,000,000 to be met on or before September 29, 2011 and $3,000,000 on or before September 29, 2012. Contrary to the terms of the initial letter of intent, we will not have earned a 25% interest on having incurred certain expenditures. The agreement was effective July 31, 2007.

On August 1, 2007, we entered into an option and joint venture agreement with Strathmore Resources (US) Ltd. to explore, develop and mine the Sky property located in West Gas Hills, Freemont County, Wyoming. Under the agreement, we have sole and exclusive rights from Strathmore Resources to earn-in a 60% interest in the Sky property in consideration of our incurring a total of $7,500,000 in expenditures, over four years, on the Sky property. The first expenditures in the amount of $500,000 must be met on or before September 29, 2007, with expenditures of $2,000,000 to be met on or before September 29, 2008, $2,000,000 to be met on or before September 29, 2009 and $3,000,000 to be met on or before September 29, 2010. Contrary to the terms of the initial letter of intent, we will not have earned a 25% interest on having incurred certain expenditures. The agreement was effective July 31, 2007.

Item 9.01.	Financial Statements and Exhibits.
10.1	Option and Joint Venture Agreement regarding the Jeep Project dated July 31, 2007
10.2	Option and Joint Venture Agreement regarding the Sky Project dated July 31, 2007
99.1	News release dated August 13, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YELLOWCAKE MINING INC.

/s/ William Tafuri

William Tafuri, President

Date:	August 13, 2007